Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CAPRICOR THERAPEUTICS, INC.

Capricor Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is Capricor Therapeutics, Inc.

SECOND: The original Certificate of Incorporation of the Corporation (formerly known as SMI Products, Inc. and Nile Therapeutics, Inc., respectively) was filed with the Secretary of State of the State of Delaware on January 26, 2007, which was amended by a Certificate of Amendment of Certificate of Incorporation thereafter filed with the Secretary of State of the State of Delaware on November 20, 2013 and a Certificate of Amendment of Certificate of Incorporation thereafter filed with the Secretary of State of the State of Delaware on June 4, 2019 (the “Certificate of Incorporation”).

THIRD: The Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments (the “Certificate of Amendment”) to the Certificate of Incorporation amending the Certificate of Incorporation as follows:

The Certificate of Incorporation shall be amended by deleting and substituting the text of the two paragraphs of Article Fourth thereof with the following one paragraph.

“(a) Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be One Hundred Five Million (105,000,000) shares, consisting of (i) One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share (“Common Stock”), and (ii) Five Million (5,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”).”

FOURTH: The Board of Directors of the Corporation declared the Certificate of Amendment to be advisable and directed that the Certificate of Amendment be submitted to the stockholders of the Corporation for consideration thereof.

FIFTH: That, pursuant to resolution of its Board of Directors of the Corporation, a meeting of stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of the Certificate of Amendment.

SIXTH: That the foregoing Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 15th day of May, 2024.

CAPRICOR THERAPEUTICS, INC.

By:	_/s/ Linda Marbán, Ph.D. _________
Linda Marbán, Ph.D.
Chief Executive Officer